LETTERHEAD

                      [PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036]




Global Payment Technologies, Inc.
20 East Sunrise Highway - Suite 201
Valley Stream, New York 11788


                                                      July 3, 1997



Gentlemen:

           We have acted as counsel to Global Payment Technologies, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 150,000 and 450,000 shares (collectively, the "Option Shares") of Common Stock, par value $.01 per share, subject to the Company's 1994 Stock Option Plan and 1996 Stock Option Plan (together, the "Plans"), respectively.

           In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have not examined each option contract in respect of options granted under the Plans. We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the Plans. We have also been informed by the Company that each option contract between the Company and option holders under the Plans is substantially in the form of the option contract we have examined. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

           We have also assumed that all Option Shares issued in the future will be issued at at least par value.



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           Based upon and subject to the  foregoing,  we are of the opinion that the Option Shares, when issued and paid for in accordance with each of the Plans and the stock option contracts evidencing options granted thereunder, will be validly issued, fully paid and non-assessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Parker Chapin Flattau & Klimpl, LLP

                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP